Exhibit 4.26

EXECUTED FORM

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

IP Deed of Assignment and License between Freeline Therapeutics Limited and Ascend Gene and Cell Therapies Ltd Dated 08 February 2023

9340530 v7

Contents

Parties 3

Preamble 3

Agreed terms 4

1 Definitions and Interpretations 4

2 IP Assignment 6

3 Back-License 7

4 Patent Formalities 7

5 IP License 7

6 Assistance with Claims 8

7 Confidentiality 8

8 Insolvency 8

10 Assignment Rights 8

11 General 9

DLA Piper

9340530 v7

This IP Deed of Assignment and License (this “IPA”) is entered into on 08 February 2023 (the “Effective Date”)

Parties

(1) Freeline Therapeutics Limited, a company incorporated in England and Wales with company number 09500073, whose registered office is at Sycamore House, Gunnels Wood Road, Stevenage, Hertfordshire, United Kingdom, SG1 2BP, hereinafter referred to as “Assignor”; and

(2) Ascend Gene and Cell Therapies Ltd, a company incorporated in England and Wales with company number 13471083, whose registered office is at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT hereinafter referred to as “Ascend”.

Assignor and Ascend together are referred to as the “Parties”, and individually as a “Party”.

Preamble

A
The Assignor is a biotechnology company. The company’s focus is on the development of transformative adeno-associated virus vector-mediated systemic gene therapies.
B
Ascend is a contract development manufacturing organisation. The company’s focus is on servicing biotechnology clients for all their manufacturing needs. The company is initially focussed on manufacturing adeno-associated viruses and innovating on the manufacturing processes.
C
Assignor’s German subsidiary is Freeline Therapeutics GmbH (“Target”), whose registered office is at 9b, Fraunhoferstrasse, Planegg, Bavaria, 82152 Germany. Assignor holds all shares in the Target.
D
On 11 November 2022, the Assignor as Seller and Ascend as Buyer have entered into a share purchase agreement regarding all shares in the Target (“SPA”). Completion of the SPA (“Completion”) is subject to certain completion conditions and completion actions. On the date of Completion, as a completion action under the SPA, the Assignor and Ascend will enter into certain ancillary agreements, in particular a Transition Services Agreement (“TSA”), under which certain services will be provided to the Assignor following Completion, and this IPA.
E
Under this IPA, the Parties intend to transfer certain intellectual property rights pertaining to the business of the Target to Ascend (such rights being the Assigned Rights as defined in Clause 1.1 below), grant a back-license by Ascend to the Assignor with respect to the Assigned Rights (as further specified in Clause 3 below) and grant a license by the Assignor to Ascend with respect to, inter alia, certain AAVS3 Technology (as further specified in Clause 5 below).

Therefore, in consideration of the mutual covenants and agreements contained herein and in consideration of the payment by Ascend to the Assignor of the IP Purchase Price (as defined in the SPA) in accordance with, and subject to the terms and conditions of, the SPA, the Parties have agreed to enter into this IPA:

3

Agreed terms

Definitions and Interpretations
1.1
Definitions

In this IPA, the following terms shall have the following meanings:

AAVS3 Technology	has the meaning set out in Clause 5.1.
Assigned Know How	means the Know How set out in Annex 2.
Assigned Materials	means the materials set out in Annex 4.
Assigned Patents	means the Patents set out in Annex 1.
Assigned Rights

means the Assignor’s worldwide rights (including all Patents, Know How, data, processes, techniques, all intellectual property rights and materials) which pertain or otherwise relate to:

(i) Chemistry, Manufacturing and Controls (“CMC”); and/or

(ii) analytics capabilities pertaining to CMC,

existing on the date of this IPA, which, in any event, shall include: (a) the Assigned Patents, (b) the Assigned Know How, and (c) the Assigned Materials.

Back-License	has the meaning set out in Clause 3.1.
Freeline Products	means the product candidates set out in Annex 5.
Insolvency Event

Any resolution is passed or legal proceedings are taken by or in respect of a Party in relation to:

a) winding-up (save in respect of a winding-up petition which is presented and is withdrawn or dismissed within 21 days of presentation), dissolution or administration other than a solvent liquidation or reorganisation; or

b) the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrator, administrative receiver, supervisor, monitor or other similar officer in respect of such Party or any of its assets; or

c) any analogous actions or legal proceedings are taken in any jurisdiction other than that of England and Wales.

IP License	means the licenses set out in Clause 5.
Know How

means any and all technical, scientific and other know how, information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, concepts, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, inventions, discoveries, descriptions, data and results, (whether or not patented or patentable) in written, electronic or any other form now known.

Member(s)

means, in relation to a Party, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company where “subsidiary” and “holding company” have the meanings defined in section 1159 of the UK Companies Act 2006.

Patents

means: (a) all national, regional and international patents and patent applications, including provisional patent applications and any and all rights to claim priority thereto; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)).

Person

means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, governmental authority, or other entity.

Third Party	any Person who is not a Party or a Member of a Party.
1.2
Interpretations. In this IPA (except where the context otherwise requires):
(a)
any reference to a clause (“Clause”) or annex (“Annex”) is to the relevant clause of or annex to this IPA and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the clause or annex in which it appears;

(b)
the clause headings are included for convenience only and shall not affect the interpretation of this IPA;
(c)
the singular includes the plural and vice versa; and
(d)
words preceding “include”, “includes”, “including” and “included” shall be construed without limitation by the words which follow those words.
1.3
Annexes. The Annexes form part of this IPA. If a provision of an Annex is inconsistent with a provision of this IPA, the latter prevails.

IP Assignment
2.1
The Assignor hereby unconditionally and irrevocably assigns to Ascend absolutely all right, title and interest in and to the Assigned Rights and the right to bring and defend proceedings, and obtain and retain any relief recovered (including damages or an account of profits) in respect of any infringement, or any other cause of action arising from ownership, of any of the Assigned Rights whether occurring before, on, or after the date of this IPA.
2.2
Insofar as the Assigned Rights, or any part thereof, do not vest in Ascend automatically by operation of law and/or the assignment under this IPA is ineffective:
(a)
the Assignor holds legal title in such Assigned Rights on trust for Ascend;
(b)
the Assignor hereby grants and agrees to grant to Ascend, without any limitations or additional remuneration, a worldwide, exclusive, royalty-free, irrevocable, perpetual, transferable and sublicensable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Assigned Rights;
(c)
the Assignor agrees not to make any claim against Ascend or its Members, suppliers, customers or licensees with respect to such Assigned Rights; and
(d)
Ascend hereby grants and agrees to grant to Assignor a sublicense (rather than a license) to the Assigned Rights on the terms set out in Clause 3.1.
2.3
The Assignor shall at the request of Ascend promptly provide or procure the provision of all such further acts and execute or procure the execution (as a deed or otherwise) of all such documents as may from time to time be necessary to give full effect to this IPA and to vest in Ascend the full benefit of the Assigned Rights. The assistance provided under this Clause 2.3 shall be provided at the cost of Ascend, unless the need for such assistance has arisen as a result of the Assignor’s breach of this IPA, in which case such assistance shall be provided at the Assignor’s cost.
2.4
The assignment of the Assigned Rights under this IPA occurs in performance of clause 3.3 of the SPA in which the Assignor as Seller and Ascend as Buyer have agreed on the sale of the Assigned Rights and the granting of the IP License for an overall consideration of USD [***], with such consideration payable under and in accordance with the provisions of the SPA and the transfer of the Assigned Rights and the granting of the IP License to be effected under this IPA.
2.5
Any and all rights relating to representations, warranties and indemnities, including limitations on liability thereto, with respect to the Assigned Rights and the IP License made by either Party are exclusively provided for in the SPA. The aggregate maximum liability of either Party for claims relating to this Agreement is set out in, and is subject to, Schedule 7 para. 1.3 of the SPA.

Back-License
3.1
Ascend hereby grants to the Assignor a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to use, and to have used the Assigned Rights (including, solely to the extent such Patents claim the Assigned Know How, to any Patents owned by Ascend or its Members in the future) which are necessary to develop, or commercialise any of the Freeline Products, solely for the purpose of development and/or commercialisation of such Freeline Products (the “Back-License”). Such license is sublicensable: (i) without consent to any of the Assignor’s Members, and (ii) in all other circumstances, subject to Ascend’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
3.2
Ascend shall at the request and cost of the Assignor provide or procure the provision of all such further acts and execute or procure the execution (as a deed or otherwise) of all such documents as may from time to time be necessary to give full effect to the Back-License and to vest in the Assignor the full benefit of the Back-License.
3.3
The Assignor may, at its sole discretion and own cost, record the Back-License, or documents executed to give effect thereto pursuant to Clause 3.2, in the relevant registries of any territory where Assigned Rights have been filed. Ascend shall provide or procure the provision of all reasonable assistance, at Assignor’s cost, to enable any such recordals.

Patent Formalities
4.1
Ascend undertakes to: (i) submit a request for recordal of change of ownership with respect to all Assigned Patents to the UKIPO, EPO and USPTO within 60 days of the date of Completion and, (ii) with respect to all Assigned Patents registered in any country or jurisdiction that is not within the jurisdiction of the UKIPO, EPO or USPTO, to instruct a patent agent to request a recordal of change of ownership within 60 days of the date of Completion.
4.2
The Assignor is responsible for prosecution and maintenance (including costs) of the Assigned Patents before and until Completion and shall ensure that all Assigned Patents are maintained, and all fees paid when due, up until midnight CET on the day of Completion. Ascend is responsible for prosecution and maintenance (including costs) of the Assigned Patents from Completion.

IP License
5.1
The Assignor hereby grants Ascend a non-exclusive, non-sublicensable, fully paid-up, royalty free, perpetual, irrevocable, worldwide, all fields sub-license to use the Patents (listed in Annex 3) controlled by the Assignor and/or its Members relating to the AAV S3 capsid (“AAVS3 Technology”) to the extent necessary to implement, operate and further develop the Assigned Rights. For the avoidance of doubt, the foregoing license does not include the right to develop or commercialise a product candidate containing the AAV S3 capsid.
5.2
The Assignor hereby grants Ascend a non-exclusive, non-sublicensable, fully paid-up, royalty-free, perpetual, irrevocable, worldwide, all fields license or sub-license to use any intellectual property rights owned or controlled by Assignor and/or its Members which covers or otherwise relates to elements corresponding to one or more of the Freeline Products to the extent such elements are embodied in the production vector plasmids strictly for the purpose of facilitating continuity of investigations into the effect of vector plasmid size on CMC attributes.

Assistance with Claims

The Assignor shall give Ascend on Ascend’s request and at Ascend’s cost, all reasonable assistance with any proceedings which may be brought by or against Ascend against or by any Third Party in relation to the Assigned Rights. For the avoidance of doubt, these costs shall include a reasonable compensation to Assignor for such support based upon an hourly rate commensurate to Assignor’s salary costs and all and any actual costs incurred by Assignor in connection with such assistance.

Confidentiality

The Parties acknowledge and agree that confidentiality obligations of either Party shall be set out in the SPA and any breach by either Party of any such obligations thereunder shall be subject to and dealt with in accordance with the SPA.

8
Insolvency

Where any right granted to one Party (the “Unaffected Party”) by this IPA requires the doing of an act or the giving of consent or any other act or thing by the other Party (the “Insolvent Party”) or such Insolvent Party’s Members (together being “Power To Consent”) as a condition or condition precedent to the Unaffected Party exercising any such right, any such Power To Consent shall cease to apply where an Insolvency Event occurs or has occurred in relation to such Insolvent Party, and the Unaffected Party may exercise such rights freely.

9
Assignment Rights
9.1
During the term of the TSA, Ascend may not assign or otherwise transfer this IPA nor any of its rights or obligations hereunder without the prior written consent of the Assignor (which consent shall not be unreasonably withheld, conditioned, or delayed); provided that Ascend may only assign or otherwise transfer this IPA without the Assignor’s consent to a Member of Ascend, provided always that such assignment is expressly made subject to all licenses granted to the Assignor under this IPA and that Ascend provides written notice to the Assignor of such dealing within 28 days of the assignment.
9.2
After the termination or expiry of the TSA, Ascend may assign this IPA together with delegating the performance of its obligations to that assignee without the consent of the Assignor but always provided that such assignment and delegation is expressly made subject to all licenses granted to the Assignor under this IPA, that Ascend remains liable for the assignee’s performance of Ascend’s obligations under this IPA, and that Ascend provides written notice to the Assignor of such dealing within 28 days of the assignment.
9.3
The Assignor may not assign or otherwise transfer this IPA nor any rights or obligations hereunder without the prior written consent of Ascend (which consent shall not be unreasonably withheld, conditioned, or delayed); provided that the Assignor may assign or otherwise transfer this IPA and its rights and obligations hereunder without Ascend’s consent to a Member of the Assignor always provided that Assignor provides written notice to Ascend of such dealing within 28 days of the assignment.

9.4
The rights and obligations of the Parties under this IPA shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, save for any contractual obligations of Ascend remaining after assignment as set out in Clause 9.2. Any assignment not in accordance with this Clause 9 shall be null and void.
10
General
10.1
Variation. Any variation to this IPA shall be in writing and signed by or on behalf of both Parties to this IPA.
10.2
Notices.
(a)
Any notice, consent or other communication given under this IPA shall be in writing and in English and shall be delivered by hand or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally), or sent by email, in each case in accordance with the details set out below:
(i)
if delivered by hand or if send by pre-paid recorded delivery post (or pre-paid international recorded airmail if sent internationally):
(A)
to Ascend:

For the attention of: [***]

At: [***]

with a copy (which shall not constitute notice) to [***].

(B)
to Freeline:

For the attention of: [***]

At: [***]

with a copy (which shall not constitute notice) to [***].

(ii)
if sent by email:
(A)
to Ascend at [***], with a copy (which shall not constitute notice) to [***]; and/or
(B)
to Freeline, at [***], with a copy (which shall not constitute notice) to [***].
(b)
The Parties may from time to time notify each other of any other person or address for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.
(c)
A notice is deemed to have been received:
(i)
if delivered by hand, at the time the notice is left at the proper address;

(ii)
if sent by pre-paid recorded delivery post (or pre-paid international recorded airmail if sent internationally), on the second Business Day after posting; or
(iii)
if sent by email, at the earlier of the time at which a delivery receipt is generated automatically by the recipient’s email server or 24 hours after transmission,

unless such deemed receipt would occur outside business hours (meaning 9.00 a.m. to 5.30 p.m. Monday to Friday on a day that is not a public holiday in the place of receipt), in which case receipt will occur when business hours resume in the place of receipt.

(d)
The provisions of Sections 10.2(a) to 10.2(c) (inclusive) shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this IPA.
10.3
Third Party Rights. Except as otherwise stated in this IPA (including Affiliates and permitted assignees), a person who is not a Party to this IPA shall have no right pursuant to the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this IPA. This Section shall not affect any right or remedy of a third party which exists or is available apart from that Act.
10.4
Waiver. No delay, failure or omission (in whole or part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this IPA or by law shall be deemed to be, or be construed as, a waiver of that or any other right, power, privilege, claim or remedy, or operate so as to bar the enforcement, exercise or pursuance of that or any other right, power, privilege, claim or remedy, in any other instance at any other time.
10.5
Cumulative Rights. The rights and remedies provided by this IPA are cumulative and (except as otherwise provided in this IPA) are not exclusive of any rights or remedies provided by law.
10.6
Severance. If any provision of this IPA: (i) is found by any court or administrative or regulatory body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this IPA which shall remain in full force and effect; and (ii) is so found to be invalid or unenforceable, but would be valid or enforceable if some part of the provision were deleted, restricted or limited in a particular manner, the provision in question shall apply with such deletions, restrictions or limitations as may be necessary to make it valid.
10.7
Counterparts. This IPA may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This IPA shall not be effective until each of the Parties has executed at least one counterpart.
10.8
Entire Agreement. This IPA and the documents referred to in it together constitute the entire agreement and understanding of the Parties relating to the transactions contemplated by this IPA and those documents, and supersede any previous agreement between any of the Parties relating to the subject matter of this IPA and those documents, which shall cease to have any further effect. No representation, undertaking or promise shall be taken to have been given or be implied from anything said or written in negotiations between the Parties prior to this IPA except as expressly stated in this IPA. Neither Party shall have any remedy in respect of any untrue statement made by the other upon which that Party relied in entering into this IPA (unless such untrue statement was made fraudulently) and that Party's only remedies shall be for breach of contract as provided in this IPA.
10.9
Applicable Law. The validity, construction and performance of this IPA and any claim, dispute or matter (whether contractual or non-contractual) arising under or in connection with this IPA or its enforceability shall be governed by and construed in accordance with the law of England.
10.10
Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the courts of England over any claim, dispute or matter arising under or in connection with this IPA or its enforceability or the legal relationships established by this IPA (including non-contractual disputes or claims) and waives any objection to proceedings being brought in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inconvenient forum. Each Party further irrevocably agrees that a judgment in any proceedings brought in the courts of England shall be conclusive and binding upon each Party and may be enforced in the courts of any other jurisdiction.

[Signature Page Follows]

This IPA has been executed as a deed and is delivered and takes effect on the Effective Date.

Executed as a DEED by ASCEND GENE AND CELL THERAPIES LTD, acting by two directors:	/s/ Tim Funnell Signature of Director Tim Funnell Name of Director /s/ Fred Cohen Signature of Director Fred Cohen Name of Director

Executed as a DEED by Freeline THERAPEUTICS LIMITED, acting by two directors:	/s/ Michael J. Paini Signature of Director Michael J. Panini Name of Director /s/ Paul Schneider Signature of Director Paul Schneider Name of Director